EXHIBIT 11.1

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                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)               Three months ended June 30            Six months ended June 30
                                                             --------------------------------    --------------------------------
                                                                  1996               1995             1996              1995
                                                             --------------    --------------    --------------    --------------
Reconciliation of net income applicable to common
     stockholders:
     Net income before preferred stock requirements          $        202.8    $        104.8    $        256.2    $        107.4
     Preferred stock requirements                                     (13.2)            (14.6)            (26.2)            (29.1)
                                                             --------------    --------------    --------------    --------------
     Income applicable to common stockholders
        before exchange of preferred stock                            189.6              90.2             230.0              78.3
     Exchange of preferred stock                                       --                --                --                59.2
                                                             --------------    --------------    --------------    --------------
Net income applicable to common stockholders                 $        189.6    $         90.2    $        230.0    $        137.5
                                                             ==============    ==============    ==============    ==============


Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

     Weighted average number of common shares
        outstanding, excluding shares issued to
        employee trusts                                          81,954,755        80,867,076        81,841,806        80,507,423

     Weighted average number of common shares earned by
        employees since August 1, 1993 due to the exercise
        of the Series C Preferred Stock special conversion
        option in February 1994                                  15,339,779         9,844,933        14,652,924         9,161,872

     Stock options issued reduced by the number of
        shares which could have been purchased with
        the proceeds from exercise of such options                2,385,153         2,946,299         2,530,315         2,776,347
                                                             --------------    --------------    --------------    --------------

     Weighted average number of common shares
        outstanding, as adjusted                                 99,679,687        93,658,308        99,025,045        92,445,642
                                                             ==============    ==============    ==============    ==============


Earnings per common share - primary:
     Before exchange of preferred stock                      $         1.90    $          .96    $         2.32    $          .85
     Exchange of preferred stock                                       --                --                --                 .64
                                                             --------------    --------------    --------------    --------------
     Earnings per common share                               $         1.90    $          .96    $         2.32    $         1.49
                                                             ==============    ==============    ==============    ==============


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